Exhibit 14.1

CODE OF ETHICS

I.
Entities Covered by This Policy

•
The “Owl Rock BDC Advisers”:
(1)
Owl Rock Capital Advisors LLC
(2)
Owl Rock Technology Advisors LLC
(3)
Owl Rock Diversified Advisors LLC
(4)
Owl Rock Technology Advisors II LLC
•
The “Owl Rock BDCs”
(1)
Owl Rock Capital Corporation
(2)
Owl Rock Capital Corporation II
(3)
Owl Rock Core Income Corp
(4)
Owl Rock Capital Corporation III
(5)
Owl Rock Technology Finance Corp
(6)
Owl Rock Technology Finance Corp II
(7)
Owl Rock Technology Income Corp

II.
Purpose of These Policies and Procedures

The Owl Rock BDCs, as funds that have elected to be regulated as business development companies, are required by applicable rules and regulations to adopt a Code of Ethics. The Code of Ethics must set forth standards of conduct expected by Access Persons, as defined below, of the Owl Rock BDC Advisers and the Owl Rock BDCs and address potential conflicts of interest that may arise between the Owl Rock BDC Advisers and Owl Rock BDCs and their respective employees, including those associated with personal securities transactions by employees. Blue Owl Securities LLC, as the Owl Rock BDCs’ affiliated principal underwriter, and its employees are also subject to these requirements.

It is the Owl Rock BDCs’ policy that you may not, in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by any client who has entered into an investment management agreement with the Owl Rock BDCs:

•
employ any device, scheme or artifice to defraud a client;
•
make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
•
engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on a client; or
•
engage in any manipulative practice with respect to a client.

Each of the Owl Rock BDCs has adopted this Code of Ethics, which contains provisions it deems reasonably appropriate to prevent those of its affiliated persons who are Access Persons from engaging in any of these prohibited acts. In addition, this policy constitutes the code of ethics for the Owl Rock BDCs pursuant to Rule 17j-1 under the 1940 Act.

In addition, the Owl Rock BDC Advisers are registered as investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Owl Rock BDC Advisers have adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 of the Advisers Act. The provisions of the Owl Rock BDC Advisers’ Code of Ethics may contain additional provisions relating to the obligations of Access Persons. Access Persons of the Owl Rock BDC Advisers are subject to this Code of Ethics as well as the Code of Ethics for the Owl Rock BDC Advisers.

•
Scope

This policy governs the personal securities transactions of Access Persons. Access Persons include:

•
employees of the Owl Rock BDCs, the Owl Rock BDC Advisers and Blue Owl Securities (collectively the “Companies”);
•
officers and directors (including non-interested directors, as indicated) of the Owl Rock BDCs; and
•
in certain circumstances, consultants and temporary employees of the aforementioned entities.

A complete definition of “Access Persons” is included in Appendix A of this policy.

This policy also governs securities transactions in accounts over which Access Persons has direct or indirect control or influence. This will typically include, but is not necessarily limited to, trades effected in accounts of the following:

•
your spouse or civil partner, dependent children or step-children (whether or not minors), living in your home as well as any other member of your household;
•
legal entities in which you have an interest exceeding 20%;
•
any other person whose relationship with you is such that you have a direct or indirect material interest in the outcome of the trade; and
•
accounts where you act as trustee, personal representative or agent.

The Compliance Department is available to answer any questions you may have regarding whether an account or holding/transaction within an account needs to be reported.

The Owl Rock BDCs’ general policy is that all brokerage accounts should be disclosed, including those managed on behalf of an Access Person on a discretionary basis by a third party. Depending on the facts and circumstances of each account, you may not need to report transactions or holdings in one or more of your brokerage accounts. In all cases, however, any such determination will ultimately be made by the applicable CCO or his/her designee.

•
Risk Considerations

In developing this Code of Ethics, the Owl Rock BDCs considered the material risks associated with failing to implement and comply with the Code of Ethics requirements under applicable law, which may include severe legal and regulatory penalties as well as reputational risks related to conflicted trading activity.

•
Policies Relating to Your Personal Account Dealing[1]

Trading Requirements

Please note that this is not an exhaustive list of all possible types of securities transactions but is presented here as a guideline for employees who wish to trade securities in their personal accounts. If you are not sure whether preclearance is required prior to effecting a trade or whether accounts or particular trades/holdings in an account need to be reported, you must speak to a member of the Compliance Department prior to effecting the trade.

Transactions in securities that require reporting may only be effected in accounts that have a reporting relationship with ComplySci.

Where preclearance is indicated in the chart below, preclearance must be requested through ComplySci and it will be valid for five (5) business days from the day that approval was granted. If preclearance approval is not granted, you are not permitted to engage in the proposed transaction and should direct any further inquiries to the CCO.[4]

Prohibited transactions

Transactions between you and a Blue Owl Client	Transaction not permitted.	N/A
Initial public offerings	Transaction not permitted.	N/A
BDCs other than Owl Rock BDCs (whether publicly listed, private or non-traded)	Transaction not permitted.	N/A
See below for requirements related to transacting in Owl Rock BDCs
Companies with a market capitalization of less than $15 billion	Transaction not permitted. See section “Securities of publicly traded non-fund companies” for further details.

Privately offered or non-listed securities (other than securities of funds managed by Blue Owl Advisers)

Non-listed closed-end registered funds

Preclearance required. Yes

Private or non-traded real estate investment trusts (REITS)

Preclearance required. Yes

Direct investments in a private (limited) offering, including private funds and private operating companies

Preclearance required. Approval, if granted, is valid for 120 days, unless specifically specified otherwise.

Please note that the Companies do not typically permit employees to invest in private offerings that have been considered and then rejected for investment by clients.

Additional procedures are required for investments in private offerings where the sponsor of the private offering does business with the Companies and their affiliates.

Yes

Securities of publicly offered or traded funds and similar vehicles (other than securities of funds managed by Blue Owl Advisers)

Registered money market funds, open-end mutual funds or unit investment trusts	No requirements prior to trade.	No
Exchange traded funds (ETFs)	No requirements prior to trade,	Yes
and similar products such as	provided if when selling your position,
exchange traded notes (ETNs)	such shares or other interests have been
and commodity-based	held for a period of not less than 60
exchange traded products	days
(ETPs)
Publicly listed REITs	No requirements prior to trade,	Yes
provided if when selling your position,
such shares or other interests have been
held for a period of not less than 60
days
Publicly listed closed-end	No requirements prior to trade,	Yes
registered funds	provided if when selling your position,
such shares or other interests have been
held for a period of not less than 60
days

Securities of publicly traded, non-fund companies

Purchase of publicly traded equity or fixed income securities

Companies with a market capitalization of less than $15 billion = Transaction not permitted.

Companies with a market capitalization of more than $15 billion = Preclearance required.

Yes

Sale of publicly traded equity or fixed income securities

Preclearance required.

Shares or other interests must have been held for a period of not less than 60 days prior to closing the position.

Yes

Securities of Blue Owl and funds managed by Blue Owl Advisers

Shares of Blue Owl Capital, Inc. (NYSE:OWL)

Publicly traded securities of any Owl Rock BDC

Any trading in OWL is typically only permitted once a quarter during a time designated by the CCO or General Counsel. Refer to the Insider Trading Policy – Transactions in Blue Owl Securities for further discussion on policies and procedures relating to trading in OWL.

Disinterested Directors of the Owl Rock BDCs are not permitted to transact in Blue Owl securities.

Any trading in a publicly listed Owl Rock BDC or in publicly traded securities of a private or non-traded Owl Rock BDC is typically only permitted once a quarter during a time designated by the CCO or General Counsel.

Refer to the Insider Trading Policy – Transactions in Owl Rock BDC Securities for further discussion on policies and procedures relating to trading in publicly traded securities of any Owl Rock BDC.

Yes

Yes

Direct investments in other funds sponsored by Blue Owl Advisers, including private funds and non-listed or private BDCs

Preclearance required (blanket preclearance provided for purchases of funds sponsored by the Companies or their affiliates).

Yes

Derivatives

Put and call options on securities, including exercise of such options

Preclearance required.

Option positions must have been held for a period of not less than 60 days prior to volitionally closing the position (including by exercise).

Yes

Short sales Preclearance required.

Short positions must have been held for a period of not less than 60 days prior to closing the position (including by exercise).

Yes

Cryptocurrencies and Digital Assets

Initial coin offerings Preclearance required. Yes

Cryptocurrencies that are considered securities under Federal law.

No requirements prior to trade. If you require assistance

in determining if a specific cryptocurrency is a security and therefore covered by the reporting requirements of policy, please contact the CCO. For the avoidance of doubt, Bitcoin and Ether are not considered securities.

Other transactions

Investments in 529 Plans No requirements prior to trade. No

State, municipal and local government securities Direct obligations of the US government, commercial paper, bank certificates of deposit, bankers’ acceptances or high-quality short-term debt instruments

Transactions that are part of an automatic investment plan such as a dividend reinvestment plan, employee stock purchase plan etc.

No requirements prior to trade. Yes

No requirements prior to trade. No

No requirements prior to trade. (1) You must report the DRIP or ESOP account in ComplySci and make note of the type of account

(2) Individual

transactions in these accounts do not need to be reported.

Transactions that are non- volitional, such as stock splits, mergers etc.

No requirements prior to trade. Yes

Transactions in accounts where you do not have direct or indirect influence or control, such as those managed for you by a third party provided that there is no communication or influence regarding the securities being purchased or sold between you and the third party portfolio manager prior to the transaction

Transactions in securities not covered by any of the requirements enumerated

No requirements prior to trade. The CCO must affirmatively determine whether this exception is available before an Access Person may rely on it.

Please contact the Compliance Department.

You must report the account in ComplySci and make a note that discretion has been provided to a third party.

Quarterly, you will be required to provide us with information regarding this relationship.

In addition, you may be periodically required to provide us with (1) a certification from the manager that the account is managed by them on a fully discretionary basis and (2) if not already provided through a direct feed in ComplySci or duplicate brokerage statements, a listing of trades that occurred in that account during a period of time of Compliance’s choosing Please contact the Compliance Department.

above.

•
Restricted List

From time to time, the CCO may place certain securities on the Restricted List.

You may not trade in securities on the Restricted List for your personal account or accounts managed by you on behalf of others, unless specific approval has been received from the CCO. In addition, at times, the Restricted List may also contain prohibitions, restrictions and limitation on trading for accounts managed by the Companies.

The contents of the Restricted List are proprietary to the Companies and are not published at this time. If you find out the name of any security or any other information that is on the Restricted List, or that is being considered for inclusion on the Restricted List (e.g., because you have requested that a security be added to the Restricted List), you are prohibited from sharing that information, including with:

•
anyone at the Companies (provided, that you may contact a member of the Compliance Department with any questions); or
•
anyone outside of the Companies (provided, that you may communicate to a person whose accounts are subject to this policy, such as a spouse or other household member, that a preclearance request has been denied).

VII.
Compliance Reporting Requirements under the 1940 Act

No less frequently than annually, the CCO of each Owl Rock BDC must reviewthis policy and the effectiveness of its implementation, and furnish to each Owl Rock BDC’s Board, and the Board must consider, a written report that:

•
describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
•
certifies that the Owl Rock BDCs have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII.
Reporting a Violation

You are required to ensure that you do not violate this policy. You are expected to use good judgment in recognizing situations where a violation of this policy may occur and to ensure that no violations occur.

The Owl Rock BDCs may take disciplinary action against you if you violate this policy, up to and including suspension or termination of employment at the discretion of the Owl Rock BDCs’ management.

In addition to ensuring that you do not violate this policy, you are encouraged to report any concerns you may have under this policy to the CCO.

No officer, director or employee of the Owl Rock BDCs or their affiliates may retaliate in any fashion against you if you report a suspected or actual violation of this policy in good faith. Making a report in “good faith” generally means that you have a reasonable and genuine belief that the information you are providing relates to a possible violation of law or this policy, regardless of whether the report turns out to be founded.

IX.
Sanctions

Upon determination that a violation of this Code of Ethics has occurred, the Owl Rock BDCs, as appropriate, may impose such sanctions as they deem appropriate, including, among other things, a memorandum of warning, a ban on personal trading or a suspension or termination of the employment of the violator. Where applicable, violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported in a timely manner to the applicable Board(s) of Directors (including as necessary, the boards of the Owl Rock BDCs).

X.
Books and Records

The books and records required to be maintained under this policy are listed in the Books and Records Requirements – Record Retention Policy under the section covering Personnel Supervision records.

Change History – Revision Review Dates
March 2016 (adopted)	May 2021
August 2018	February 2022
August 2020

Definitions

Access Person means:

•
any director, employee, officer, general partner, member or partner of the Owl Rock BDCs or the Owl Rock BDC Advisers
•
any director, officer or employee of the Owl Rock BDCs or the Owl Rock BDC Advisers (or any company in a control relationship to the Owl Rock BDCs or the Owl Rock BDC Advisers), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any reportable security by the Owl Rock BDCs, or whose functions relate to the making of any recommendation with respect to such purchases or sales;
•
any supervised person who has access to nonpublic information regarding any Owl Rock BDC’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Company, or who is involved in making securities recommendations to Owl Rock BDCs or has access to such recommendations that are nonpublic; and
•
any natural person in a control relationship to the Owl Rock BDCs or the Owl Rock BDC Advisers who obtains information concerning recommendations made to the Owl Rock BDCs with regard to the purchase or sale of any reportable security by the Owl Rock BDCs.

Beneficial ownership means, in general, through any contract, arrangement, understanding, relationship, or otherwise, directly or indirectly having or sharing a pecuniary interest in a security. A pecuniary interest generally includes any opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, and also includes interests of members of a person’s immediate family (i.e., any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, inclusive of adoptive relationships) sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Holdings Reports

The following information must be included in your initial and annual holdings reports:

A – for each security in which you have any direct or indirect beneficial ownership:

•
the title and type of security, AND, AS APPLICABLE,
•
the exchange ticker symbol or CUSIP number,
•
number of shares, and
•
principal amount of each reportable security;

B – the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit; and

C – the date you have submitted the report to compliance.

Quarterly Personal Securities Transaction Reporting

The following information must, at a minimum, be included for each transaction involving a reportable securityin which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter:

A – the date of the transaction;

B – the title of the security and, as applicable,

•
the exchange ticker symbol or CUSIP number,

•
interest rate and maturity date,
•
number of shares, and
•
principal amount of each reportable securityinvolved;

C – the nature of the transactions, i.e., purchase, sale or any other type of acquisition or disposition; D – the price of the reportable securityat which the transaction was effected;

E – the name of the broker, dealer or bank with or through which the transaction was effected; and F – the date you have submitted the report to compliance.

[1] Disinterested directors of the Owl Rock BDCs are not subject to the requirements of this section unless specifically noted.

[2] In the event that the Companies cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci. The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

[3]In the event that the Owl Rock BDCs cannot establish a direct feed with your broker(s), you will be required to manually input this information into ComplySci. The Compliance Department may periodically request brokerage statements for these accounts for testing purposes.

[4] An employee cannot preclear trades in his or her personal account or review his or her own reports submitted under this policy. Such approvals, preclearance and reviews are to be completed by other employees with guidance from the CCO. The CFO or General Counsel will review and waive or preclear requests or reports submitted under these policies by the CCO.